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Comdisco, Inc.

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Additional Materials Relating to Comdisco Special Meeting First Posted on the
Comdisco, Inc. Website at www.comdisco.com on February 3, 2000.

                           Ventures Tracking Stock Q&A

Q.       What is "tracking stock"?
A. Tracking stock is a series or class of a company's common stock that is designed to track the performance of a particular business unit, division, subsidiary, or group of assets. Holders of tracking stock are shareholders of Comdisco and not of the business or subsidiary whose performance the share are intended to track.

Q.       What is the tracking stock proposal?
A.       The tracking stock proposal will authorize Comdisco to:

         o Issue common stock in multiple series, with Comdisco Stock and Ventures Tracking Stock as the first two series;

         o Reclassify each outstanding share of existing common stock as one share of Comdisco Stock; o Increase the total number of authorized shares of common stock from 750,000,000 to 1,800,000,000; and

         o Establish an incentive plan for Comdisco Ventures management and amend certain of our stock plans to allow us to issue more than one series of common stock.

         Ventures Tracking Stock will track the economic performance of our venture financing business which we call Comdisco Ventures.

Q.       Why is Comdisco creating the Ventures Tracking Stock?
A. Among other things, we intend that creating a Ventures Tracking Stock will:

         o Enable investors to review separate financial information about Comdisco and Comdisco Ventures and value both stocks accordingly;

         o Encourage investors and analysts to focus on Comdisco Ventures and its contribution to the value of Comdisco;

         o Enable us to raise capital by selling Ventures Tracking Stock.

         o Preserve the financial, tax, strategic and operational benefits of remaining a single enterprise.

Q.       When do you expect to issue Ventures Tracking Stock?
A. We expect that this initial public offering ("IPO") would occur some time in our fiscal year 2000 - - market conditions and regulatory and stockholder approvals permitting.

Q.       How much of the Ventures Tracking Stock will be sold in the IPO?
A. We currently plan to offer to the public, for cash, shares of Ventures Tracking Stock intended to represent approximately 15% of the equity value initially attributed to Comdisco Ventures. This equity value has not been established yet and market conditions could influence this decision.

Q:       How can an individual investor buy IPO shares of the Ventures Tracking
         Stock?
A: On January 26th Comdisco filed a preliminary proxy statement for the purposes of the stockholder vote that will take place this spring. At this time, Comdisco has not filed a registration statement for the IPO. If the tracking stock proposal is approved, we expect to make that filing in the spring and offer the IPO through a syndicate of brokers which will be listed as press release by Comdisco. You may contact a representative of one of those brokerage firms about purchasing IPO shares.

Q.       Will the Ventures Tracking Stock pay a dividend?
A. We currently intend to retain all earnings of Comdisco Ventures to finance operations and to fund future growth for Comdisco Ventures. We do not expect to pay any dividends on Ventures Tracking Stock for the foreseeable future.

Q: Do you plan to distribute Ventures Tracking Stock to Comdisco stockholders?
A: If we proceed with the IPO, Comdisco currently anticipates that a full distribution of the remaining (non-IPO) shares in the Ventures Tracking Stock would be made at some point to stockholders of Comdisco common stock. However, we would not expect to distribute these shares for some months following the IPO, again subject to market conditions.

Q:       When will Comdisco stockholders receive additional information?
A: We will provide additional information to Comdisco stockholders as we proceed when appropriate and as allowed by SEC rules.

Safe Harbor: Statements above about Comdisco's intentions, expectations or plans are forward-looking statements. If Comdisco is unable to obtain regulatory review and approval and stockholder approval in a timely manner, or if market conditions change, Comdisco's actions could differ materially from those discussed above.